Exhibit 99.1

Investor Contact: Sharon Merrill Associates (617) 542-5300 trr@investorrelations.com	Company Contact: Thomas W. Bennet, Jr., CFO (978) 970-5600 tbennet@trcsolutions.com

TRC Announces Third-Quarter Fiscal 2010 Financial Results

Lowell, MA, May 5, 2010 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting, and construction management services to the energy, environmental, and infrastructure markets, today announced financial results for the fiscal  three and nine months ended March 26, 2010.

Summary Results

	Three Months Ended		Nine Months Ended
	26-Mar	27-Mar	26-Mar	27-Mar
(In millions, except per share data)	2010	2009	2010	2009
Gross revenue	$82.1	$97.9	$246.7	$326.8
Net service revenue*	$54.6	$63.7	$165.8	$191.2
Goodwill and intangible asset write-offs	$—	$—	$—	$21.4
Operating (loss) income	$(0.4)	$1.2	$(1.6)	$(17.1)
Federal and state income tax (benefit) provision	$(0.4)	$0.0	$(4.8)	$(0.6)
Net income (loss) applicable to TRC Companies, Inc.'s common shareholders	$(2.0)	$0.5	$0.3	$(18.8)
Diluted earnings (loss) per common share	$(0.10)	$0.03	$0.02	$(0.98)
Diluted weighted-average common shares outstanding	19,588	19,359	19,906	19,244

*The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC’s revenue performance.

Comments on Third Quarter

“TRC’s third-quarter results were consistent with our performance in the first half of the year as unfavorable near-term conditions persisted in our key markets,” said Chairman and Chief Executive Officer Chris Vincze.  “Our third-quarter net service revenue decreased 14.3% on a year-over-year basis, and new project demand was down in all three segments: Energy, Environmental and Infrastructure.  Growth in the third quarter continued to be limited by the weak economy, a decline in large project revenue, a lower year-over-year billable headcount, and revised cost to complete estimates for certain Exit Strategy® contracts. During the quarter we continued to create efficiencies through our ongoing cost control initiatives, which resulted in year-over-year reductions in Cost of Sales (6.3% decrease) as well as General and Administrative expenses (16.3% decrease).  The combined $4.6 million cost reduction in those two expense items partially offset the effects

TRC

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Telephone 978-970-5600   •  Fax 978-453-1995

 of the lower net service revenue – resulting in a slight operating loss for the quarter.”

“While the sales environment was challenging, the fundamentals of the markets we serve remain promising.  The rate of decline in our backlog has slowed considerably.  We ended the third quarter with an overall backlog of $353 million, down only 1.7% from the end of the second quarter compared to 2.7% and 4.7% declines in the first and second quarters of fiscal 2010, respectively.  In fact, the quarter end backlog in one of our segments – Energy – was flat with the prior quarter. We are encouraged by the flattening of the backlog trend.”

“In our largest segment, Environmental, we were awarded several new contracts in the third quarter that are now underway.  We believe that the combination of regulatory requirements, improving economic conditions and an overall renewed focus on climate change should lead to greater demand for our environmental services.  Our Energy segment benefitted from a number of recent multi-year energy efficiency services contract awards.  As the nation becomes more conscious of energy conservation, we continue to believe that the Energy market represents a significant growth opportunity for TRC.  Finally, we continued to see positive trends in transportation-related activity in our Infrastructure segment, due in part to the recent Federal stimulus.   The demand for infrastructure services will continue over the long-term, as the nation’s aging infrastructure will require major upgrades and substantial investments in the years ahead.”

Business Outlook

“We are experiencing increased proposal activity across all of our segments.  In particular, the utility markets are beginning to show signs of stabilization. With the support of our bonding line, we are currently proposing on more than $110 million of Engineer Procure and Construct (EPC) projects in the Northeast.  Those projects are scheduled to be awarded during the fourth quarter of the current fiscal year and to commence in the first quarter of fiscal 2011.  Additionally, we are tracking more than $300 million of EPC opportunities that may be awarded sometime in fiscal 2011.  We are hopeful that we will be awarded several of those EPC contracts, an outcome which has the potential to significantly improve our financial performance in fiscal 2011 and beyond.”

“Our focus going forward remains on profitable growth, improving operating profitability and maximizing our cash flow from operations.  We will continue to closely manage expenses and improve project execution in all three of our segments.  We believe our extensive array of services, including our bundled offerings – RE Power and Building RX, as well as a renewable energy initiative we expect to launch later this year – will help us to capture significant long-term growth opportunities in each of our key markets.  As the economy begins to improve, we are well-positioned as a top-tier provider of engineering, consulting, and construction management services,” concluded Vincze.

Conference Call Information

The Company will broadcast its third-quarter fiscal 2010 financial results conference call today at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC’s website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call.  For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for one year.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering consulting and construction management firm that provides integrated services to the energy, environmental, and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC's website at www.TRCsolutions.com.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC’s future expectations, contain projections of the Company’s future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC’s ongoing IRS audit, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC’s services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions.  Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

TRC Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 26,	March 27,	March 26,	March 27,
	2010	2009	2010	2009
Gross revenue	$82,101	$97,905	$246,722	$326,767
Less subcontractor costs and other direct reimbursable charges	27,524	34,188	80,945	135,569
Net service revenue	54,577	63,717	165,777	191,198

Interest income from contractual arrangements	108	253	475	1,643
Insurance recoverables and other income	2,999	479	8,925	14,041

Operating costs and expenses:
Cost of services	50,103	53,469	150,863	169,769
General and administrative expenses	6,127	7,318	19,176	24,834
Provision for doubtful accounts	600	942	1,710	2,616
Goodwill and intangible asset write-offs	—	—	—	21,438
Depreciation and amortization	1,251	1,524	5,047	5,292
	58,081	63,253	176,796	223,949
Operating (loss) income	(397)	1,196	(1,619)	(17,067)
Interest expense	(242)	(673)	(768)	(2,406)
Gain on extinguishment of debt	—	—	1,716	—
(Loss) income from operations before taxes and equity in losses	(639)	523	(671)	(19,473)
Federal and state income tax (benefit) provision	(393)	24	(4,818)	(644)
(Loss) income from operations before equity in losses	(246)	499	4,147	(18,829)
Equity in losses from unconsolidated affiliates	(23)	—	(66)	—
Net (loss) income	(269)	499	4,081	(18,829)
Net loss applicable to noncontrolling interest	(28)	—	(92)	—
Net (loss) income applicable to TRC Companies, Inc.	(241)	499	4,173	(18,829)
Accretion charges on preferred stock	1,779	—	3,831	—
Net (loss) income applicable to
TRC Companies, Inc.’s common shareholders	$(2,020)	$499	$342	$(18,829)

Basic (loss) earnings per common share	$(0.10)	$0.03	$0.02	$(0.98)
Diluted (loss) earnings per common share	$(0.10)	$0.03	$0.02	$(0.98)

Weighted-average common shares outstanding:
Basic	19,588	19,344	19,523	19,244
Diluted	19,588	19,359	19,906	19,244

TRC COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	March 26,	June 30,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,445	$8,469
Accounts receivable, less allowance for doubtful accounts	85,721	99,903
Insurance recoverable - environmental remediation	36,142	27,379
Restricted investments	17,305	28,214
Prepaid expenses and other current assets	14,835	11,032
Income taxes refundable	391	224
Total current assets	155,839	175,221

Property and equipment:	47,696	52,116
Less accumulated depreciation and amortization	35,097	37,075
	12,599	15,041
Goodwill	35,119	35,119
Investments in and advances to unconsolidated affiliates and construction joint ventures	112	119
Long-term restricted investments	51,995	53,295
Long-term prepaid insurance	45,280	47,766
Other assets	10,371	10,335
Total assets	$311,315	$336,896

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,125	$4,632
Accounts payable	35,424	44,106
Accrued compensation and benefits	21,099	30,029
Deferred revenue	27,181	38,684
Environmental remediation liabilities	641	566
Other accrued liabilities	46,264	41,959
Total current liabilities	134,734	159,976
Non-current liabilities:
Long-term debt, net of current portion	5,875	7,869
Long-term income taxes payable	3,978	6,079
Long-term deferred revenue	103,648	105,008
Long-term environmental remediation liabilities	6,529	7,533
Total liabilities	254,764	286,465
Preferred stock, $.10 par value; 500,000 shares authorized, 7,209 shares issued and outstanding as convertible, liquidation preference of $21,340 and $28,837 as of March 26, 2010 and June 30, 2009, respectively	5,639	1,808
Commitments and contingencies
Shareholders’ equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 19,605,578 and 19,602,096 shares issued and outstanding, respectively, at March 26, 2010, and 19,357,573 and 19,354,091 shares issued and outstanding, respectively, at June 30, 2009	1,961	1,936
Additional paid-in capital	166,139	168,459
Accumulated deficit	(117,261)	(121,434)
Accumulated other comprehensive income (loss)	198	(305)
Treasury stock, at cost	(33)	(33)
Total shareholders’ equity attributable to TRC Companies, Inc.	51,004	48,623
Noncontrolling interest	(92)	—
Total shareholders’ equity	50,912	48,623
Total liabilities and shareholders’ equity	$311,315	$336,896